Exhibit 99.1

FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Alexandra Delanghe
	330 Hudson Street, 10th Floor		MDC Partners
	New York, NY 10013		646-429-1845
adelanghe@mdc-partners.com

MDC Partners Announces Formation of Special Committee to Evaluate

Potential Business Combination with Stagwell

NEW YORK, NEW YORK  (June 26, 2020) – MDC Partners Inc. (the “Company”) (NASDAQ: MDCA) today announced that its Board of Directors has formed a special committee of independent directors to review the preliminary, non-binding proposal made by Stagwell Media LP (“Stagwell”) with respect to a potential business combination between the Company and Stagwell (the “Potential Transaction”). Mark Penn, Chairman and Chief Executive Officer of the Company, is also the managing partner of Stagwell. The special committee has not reached any conclusion as to the advisability or feasibility of a Potential Transaction.

The special committee intends to retain legal counsel and an independent financial advisor to assist in its review and evaluation of the Potential Transaction.

“The special committee will act in the best interests of the Company and our shareholders and will evaluate the proposed transaction in partnership with our independent advisors,” said Irwin Simon, Lead Independent Director of the Company. “We are committed to maximizing shareholder value and, if it makes sense to proceed, we will do so in a thoughtful and diligent manner.”

The special committee has the full power and authority of the Board of Directors to take any and all actions on behalf of the Board of Directors as it deems necessary in order to evaluate and negotiate a Potential Transaction, including any alternatives to any transaction which may be proposed by Stagwell, and the special committee has the full power and authority to reject any Potential Transaction.

No assurances can be given regarding the likelihood, terms and details of any proposal or Potential Transaction, that any proposal made by Stagwell regarding a Potential Transaction will be accepted by the special committee, that definitive documentation relating to any such Potential Transaction will be executed or that any Potential Transaction will be completed.

Forward Looking Statements

Certain statements in this announcement, including statements regarding a Potential Transaction, are “forward-looking statements” that are subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of the announcement of the formation of the special committee and review of a Potential Transaction on the Company’s business, whether any Potential Transaction will occur, and/or the ability to implement any Potential Transaction or other transaction. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement, including the risks identified in our filings with the U.S. Securities and Exchange Commission.

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at mdc-partners.com and follow us on Twitter at twitter.com/mdcpartners.